Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLIANCE DATA SYSTEMS CORPORATION

* * * * *

ALLIANCE DATA SYSTEMS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That the following resolution was duly adopted by unanimous written consent of the Board of Directors of ALLIANCE DATA SYSTEMS CORPORATION (the “Corporation”), setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Third Amended and Restated Certificate of Incorporation of the Corporation be amended by changing “Article I” so that, as amended, said Article I shall be and read as follows:

ARTICLE I

The name of the Corporation is Bread Financial Holdings, Inc.

SECOND:  That said amendment was duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment shall become effective at 12:01 a.m. (Eastern Time) on March 23, 2022, in accordance with the provisions of Section 103 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Joseph L. Motes III, its Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, on March 22, 2022.

ALLIANCE DATA SYSTEMS CORPORATION

By:  /s/ Joseph L. Motes III
Joseph L. Motes III
Executive Vice President, Chief Administrative
Officer, General Counsel and Secretary